SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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(as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BAUSCH & LOMB INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BAUSCH & LOMB FILES PRELIMINARY PROXY STATEMENT
FOR MERGER AGREEMENT WITH WARBURG PINCUS

ROCHESTER, N.Y., July 10, 2007 – Bausch & Lomb (NYSE: BOL) has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) for a special meeting of shareholders to be held to consider Bausch & Lomb's pending merger agreement with affiliates of Warburg Pincus. As previously announced on May 16, 2007, Bausch & Lomb entered into a definitive merger agreement with Warburg Pincus, pursuant to which Warburg Pincus agreed to acquire 100% of the outstanding shares of Bausch & Lomb for $65.00 per share in cash.

The preliminary proxy statement is subject to SEC review. The date of the special meeting of shareholders and the record date for the meeting will be specified in a definitive proxy statement to be mailed to shareholders following such review. For shareholders' general information, the preliminary proxy statement is available on the SEC's website at www.sec.gov or Bausch & Lomb’s website at www.bausch.com.

As previously announced on July 5, 2007, Bausch & Lomb is currently engaged in discussions with Advanced Medical Optics (NYSE: EYE) (“AMO”) regarding AMO’s proposal to acquire 100% of the outstanding shares of Bausch & Lomb in a merger in which Bausch & Lomb's shareholders would receive, per share of Bausch & Lomb stock, $45.00 in cash and $30.00 in AMO stock. The Bausch & Lomb Board of Directors, following the recommendation of a Special Committee composed entirely of independent directors, has determined that the AMO proposal is bona fide and is reasonably likely to result in a superior proposal, as defined in the Warburg Pincus merger agreement. AMO has therefore been designated an "excluded party" as defined in the Warburg Pincus merger agreement. By designating AMO an excluded party, Bausch & Lomb is permitted, subject to certain conditions, to continue negotiating with AMO with respect to the AMO proposal despite the end of the "go shop" period, so long as AMO remains an "excluded party" pursuant to the Warburg Pincus merger agreement. Bausch & Lomb cautioned that the discussions with AMO may be terminated at any time and that there can be no assurances as to whether the AMO proposal will ultimately result in a transaction with Bausch & Lomb.

Pending further discussions with AMO, Bausch & Lomb's Board of Directors, following the recommendation of the Special Committee of the Board of Directors, has not changed, and has reaffirmed, its recommendation of Bausch & Lomb's pending merger with affiliates of Warburg Pincus pursuant to the Warburg Pincus Agreement.

About Bausch & Lomb

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, Bausch & Lomb is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about Bausch & Lomb can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

Forward Looking Statements

This news release contains, among other things, certain statements of a forward-looking nature. Such statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, (1) market conditions, (2) whether or not the AMO Proposal would ultimately be approved by the Bausch & Lomb Board of Directors and the Special Committee, (3) Bausch & Lomb's ability to satisfy certain terms of the Warburg Pincus Agreement (including certain determinations by the Bausch & Lomb Board of Directors), (4) actions by regulatory authorities and shareholders, (5) Bausch & Lomb's financial results and performance, (6) the consummation of necessary financing in connection with a transaction, (7) the satisfaction of closing conditions, (8) actions by Bausch & Lomb, Warburg Pincus, AMO or any other bidder, and (9) other factors described in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q, 12b-25 and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company's ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of Bausch & Lomb and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAUSCH & LOMB AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) a well as other filed documents containing information about Bausch & Lomb at www.sec.gov, the SEC's free Internet site. Free copies of Bausch & Lomb's SEC filings are also available on Bausch & Lomb's Internet site at www.bausch.com.

Interests of Participants

Bausch & Lomb and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Bausch & Lomb's shareholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement and other relevant documents that Bausch & Lomb intends to file with the SEC in connection with the scheduled special meeting of its shareholders.